Freeport Reports
Second-Quarter and Six-Month 2025 Results
•Strong operating performance:
◦Quarterly copper and gold sales volumes above April 2025 guidance
◦Quarterly unit net cash costs significantly below April 2025 guidance
•Benefiting from favorable pricing for U.S. copper sales and global gold sales
•Commenced start-up activities at the new Indonesia smelter in May 2025; expect first production of copper cathode in July 2025
•Advancing innovative copper leaching initiatives and organic growth opportunities
•Strong financial position and favorable long-term outlook
▪Net income attributable to common stock in second-quarter 2025 totaled $772 million, $0.53 per share, and adjusted net income attributable to common stock totaled $790 million, $0.54 per share.
▪Consolidated production totaled 963 million pounds of copper, 317 thousand ounces of gold and 22 million pounds of molybdenum in second-quarter 2025.
▪Consolidated sales totaled 1.0 billion pounds of copper, 522 thousand ounces of gold and 22 million pounds of molybdenum in second-quarter 2025.
▪Consolidated sales are expected to approximate 3.95 billion pounds of copper, 1.3 million ounces of gold and 82 million pounds of molybdenum for the year 2025, including 1.0 billion pounds of copper, 350 thousand ounces of gold and 18 million pounds of molybdenum in third-quarter 2025.
▪Average realized prices were $4.54 per pound for copper, $3,291 per ounce for gold and $21.10 per pound for molybdenum in second-quarter 2025.
▪Average unit net cash costs were $1.13 per pound of copper in second-quarter 2025 and are expected to average $1.55 per pound of copper for the year 2025.
▪Operating cash flows totaled $2.2 billion in second-quarter 2025. Excluding potential tariff impacts, which continue to be assessed, operating cash flows are expected to approximate $7.0 billion for the year 2025, assuming prices of $4.40 per pound for copper, $3,300 per ounce for gold and $22.00 per pound for molybdenum for the second half of 2025. Including a $1.25 per pound premium on FCX’s U.S. copper sales for the second half of 2025, operating cash flows for the year 2025 would approximate $7.9 billion.
▪Capital expenditures in second-quarter 2025 totaled $1.3 billion, including $0.6 billion for major mining projects and $0.3 billion for PT Freeport Indonesia’s (PTFI) new smelter and precious metals refinery (PMR) (collectively, PTFI’s new downstream processing facilities). For the year 2025, capital expenditures are expected to approximate $4.9 billion, including $2.7 billion for major mining projects and $0.6 billion for PTFI’s new downstream processing facilities (excluding capitalized interest, owner’s costs and commissioning).
▪At June 30, 2025, consolidated debt totaled $9.3 billion and consolidated cash and cash equivalents totaled $4.5 billion. At June 30, 2025, net debt totaled $1.5 billion, excluding $3.2 billion of debt for PTFI’s new downstream processing facilities. Refer to the supplemental schedule, “Net Debt,” on page IX.
▪During second-quarter 2025, FCX purchased 1.5 million shares of its common stock for a total cost of $52 million ($33.94 average cost per share), bringing total purchases during the first six months of 2025 to 2.9 million shares for a total cost of $107 million ($36.41 average cost per share).

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PHOENIX, AZ, July 23, 2025 – Freeport (NYSE: FCX) reported second-quarter 2025 net income attributable to common stock of $772 million, $0.53 per share, and adjusted net income attributable to common stock of $790 million, $0.54 per share after excluding after-tax net charges totaling $18 million, $0.01 per share. For additional information, refer to the supplemental schedule, “Adjusted Net Income,” on page VII.

Kathleen Quirk, President and Chief Executive Officer, said, “As a leading copper producer, our role is increasingly important in providing essential metals to a growing market. Our global team is committed to producing and growing our production safely, efficiently and responsibly, and we are challenging ourselves to improve efficiencies and leverage new technologies to drive better performance and grow production more quickly with lower capital intensity. We achieved a major milestone during the second quarter with the startup of our new large-scale copper smelter in Indonesia. We are well positioned for the future, both domestically, as America’s copper champion, and internationally, with large-scale production of copper, gold and molybdenum, a highly qualified and experienced team, a portfolio of attractive organic growth opportunities and a strong balance sheet and financial position.”

SUMMARY FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions, except per share amounts)
Revenues[a,b]	$7,582	$6,624	$13,310	$12,945
Operating income[a,c]	$2,432	$2,049	$3,735	$3,683
Net income attributable to common stock[b,c,d]	$772	$616	$1,124	$1,089
Diluted net income per share of common stock[b,c,d]	$0.53	$0.42	$0.77	$0.75

Diluted weighted-average common shares outstanding	1,443	1,445	1,444	1,445
Operating cash flows[e]	$2,195	$1,956	$3,253	$3,852
Capital expenditures	$1,261	$1,116	$2,433	$2,370
At June 30:
Cash and cash equivalents	$4,490	$5,273	$4,490	$5,273
Total debt, including current portion	$9,251	$9,426	$9,251	$9,426

a.For segment financial results, refer to the supplemental schedules, “Business Segments,” beginning on page X.
b.Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(35) million ($(10) million to net income attributable to common stock or $(0.01) per share) in second-quarter 2025, $166 million ($56 million to net income attributable to common stock or $0.04 per share) in second-quarter 2024, $63 million ($21 million to net income attributable to common stock or $0.01 per share) for the first six months of 2025 and $28 million ($9 million to net income attributable to common stock or $0.01 per share) for the first six months of 2024. For further discussion, refer to the supplemental schedule, “Derivative Instruments,” beginning on page IX.
c.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to operating income totaling $34 million ($9 million to net income attributable to common stock or $0.01 per share) in second-quarter 2025, $137 million ($41 million to net income attributable to common stock or $0.03 per share) in second-quarter 2024, $148 million ($44 million to net income attributable to common stock or $0.03 per share) for the first six months of 2025 and $120 million ($36 million to net income attributable to common stock or $0.02 per share) for the first six months of 2024. Refer to the supplemental schedule, “Deferred Profits,” on page X.
d.Includes after-tax net charges totaling $18 million ($0.01 per share) in second-quarter 2025, $51 million ($0.04 per share) in second-quarter 2024, $24 million ($0.02 per share) for the first six months of 2025 and $52 million ($0.04 per share) for the first six months of 2024 that are described in the supplemental schedule, “Adjusted Net Income,” on page VII.
e.Working capital and other (uses) sources totaled $(45) million in second-quarter 2025, $73 million in second-quarter 2024, $(342) million for the first six months of 2025 and $(24) million for the first six months of 2024.

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SUMMARY OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Copper (millions of recoverable pounds)
Production	963	1,037	1,831	2,122
Sales, excluding purchases	1,016	931	1,888	2,039
Average realized price per pound	$4.54	$4.48	$4.48	$4.25
Site production and delivery costs per pound[a]	$2.71	$2.56	$2.65	$2.43
Unit net cash costs per pound[a]	$1.13	$1.73	$1.56	$1.61
Gold (thousands of recoverable ounces)
Production	317	443	604	992
Sales	522	361	650	929
Average realized price per ounce	$3,291	$2,299	$3,260	$2,236
Molybdenum (millions of recoverable pounds)
Production	22	20	45	38
Sales, excluding purchases	22	21	42	41
Average realized price per pound	$21.10	$21.72	$21.37	$21.06
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs (credits) by operating division to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIII.

Consolidated Production and Sales Volumes
Copper
•Second-quarter 2025 production of 963 million pounds was lower than second-quarter 2024 production of 1.0 billion pounds, primarily reflecting lower ore grades and operating rates in Indonesia and South America, partly offset by higher milling rates and ore grades in the U.S.
•Second-quarter 2025 sales of 1.0 billion pounds were slightly above the April 2025 guidance. Consistent with expectations, second-quarter 2025 sales were above second-quarter 2024 sales of 931 million pounds, primarily reflecting the timing of shipments.
Gold
•Second-quarter 2025 production of 317 thousand ounces was lower than second-quarter 2024 production of 443 thousand ounces, primarily reflecting lower ore grades and operating rates in Indonesia.
•Second-quarter 2025 sales of 522 thousand ounces were above the April 2025 guidance of 500 thousand ounces, primarily reflecting the timing of refined gold sales, partly offset by lower ore grades. Consistent with expectations, second-quarter 2025 gold sales were above second-quarter 2024 gold sales of 361 thousand ounces, primarily reflecting the timing of shipments.
Molybdenum
•Second-quarter 2025 production of 22 million pounds was higher than second-quarter 2024 production of 20 million pounds, primarily reflecting higher ore grades at FCX’s primary molybdenum mines.
•Second-quarter 2025 sales of 22 million pounds were in line with the April 2025 guidance and slightly above second-quarter 2024 sales of 21 million pounds.
Consolidated sales volumes for the year 2025 are expected to approximate 3.95 billion pounds of copper, 1.3 million ounces of gold and 82 million pounds of molybdenum, including 1.0 billion pounds of copper, 350 thousand ounces of gold and 18 million pounds of molybdenum in third-quarter 2025.

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Current sales guidance, compared to the April 2025 guidance, incorporates modifications to PTFI’s forecast to reflect revised ore grade modeling, in addition to adjusting inventory balances and the timing of sales associated with an advanced smelter start-up schedule. The PTFI modeling revisions reflect timing differences and do not materially impact the long-range plans.

Consolidated Unit Net Cash Costs
Second-quarter 2025 consolidated average unit net cash costs (net of by-product credits) for FCX’s copper mines of $1.13 per pound of copper were lower than the April 2025 guidance of $1.50 per pound, primarily reflecting higher by-product credits, and were lower than second-quarter 2024 average unit net cash costs of $1.73 per pound of copper, primarily reflecting higher gold credits and copper sales volumes, partly offset by the impact of lower ore grades and operating rates in Indonesia. Refer to “Operations” below for further discussion.
Excluding potential tariff impacts, which continue to be assessed, consolidated unit net cash costs (net of by-product credits) for FCX’s copper mines are expected to average $1.55 per pound of copper for the year 2025 (including $1.59 per pound of copper in third-quarter 2025), based on achievement of current sales volume and cost estimates, and assuming average prices of $3,300 per ounce of gold and $22.00 per pound of molybdenum for the second half of 2025. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum. The impact of price changes on consolidated unit net cash costs would approximate $0.02 per pound of copper for each $100 per ounce change in the average price of gold and $0.01 per pound of copper for each $2 per pound change in the average price of molybdenum for the second half of 2025.
Projected sales volumes and average unit net cash costs are dependent on operational performance; the ramp-up of PTFI’s new downstream processing facilities; weather-related conditions; timing of shipments and other factors detailed in the “Cautionary Statement” below.

Section 232 Investigation on Copper and U.S. Tariffs
Section 232 Investigation on Copper. In February 2025, the President issued an executive order, noting copper as a critical material essential to national security, economic strength and industrial resilience of the U.S. The executive order instructed the U.S. Secretary of Commerce to conduct an investigation under Section 232 of the Trade Expansion Act to determine the effects of copper imports on U.S. national security.
In July 2025, the President announced plans to impose a 50% tariff on U.S. copper imports with an expected effective date of August 1, 2025, following receipt of a recent national security assessment that concluded tariffs were necessary to promote U.S. production of a commodity that is critical across an array of industries. The implementation of the tariff schedule and applicable copper products are pending issuance of official guidance.
FCX is the leading copper supplier in the U.S., providing approximately 70% of total U.S. refined copper production through its integrated domestic mining and processing facilities. FCX has several initiatives in progress to significantly expand its domestic production and supports initiatives that would allow FCX to strengthen its U.S. copper portfolio and investment plans.
For the year 2025, FCX expects to sell 1.3 billion pounds of copper from its U.S. mining operations. Following the July 2025 tariff announcement, the Commodity Exchange Inc. (COMEX) copper settlement price, which is generally the reference price used for FCX’s U.S. copper sales, increased to approximately $1.20 per pound (approximately 25%) above the London Metal Exchange (LME) copper settlement price, which is generally the international reference price for FCX’s Indonesia and South America copper sales. The differential between the COMEX and LME price is market-driven and is subject to change based on tariff rates, domestic inventory levels, supply and demand, and other factors.
U.S. Tariffs. FCX’s second-quarter 2025 costs were not significantly impacted by U.S. tariffs, and FCX is continuing to monitor impacts on its business, cost structure and supply chains associated with tariffs on U.S. imports. Based on FCX’s current supply chains and discussions with its suppliers, FCX estimates that the tariffs in effect and announced to date could have the potential to increase the costs of goods it purchases in the U.S. by approximately 5%, primarily reflecting the potential pass-through of tariffs incurred by suppliers. Efforts continue to evaluate alternative sourcing options to mitigate potential impacts.

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OPERATIONS
Leaching and Technology Innovation Initiatives. FCX continues to incorporate new applications, technologies and data analytics to its leaching processes across its U.S. and South America operations. Incremental copper production from these initiatives totaled 52 million pounds in second-quarter 2025 and 98 million pounds for the first six months of 2025.
FCX continues to apply operational enhancements on a larger scale and test new innovative technology. FCX is targeting an annual run rate of 300 million pounds of copper by the end of 2025 from these initiatives and believes it has the potential for further significant increases in recoverable metal beyond the current target run rate. During second-quarter 2025, FCX commenced large-scale testing at its Morenci operations of an internally developed additive product with the potential to enhance copper recovery. In addition to this testing, FCX has identified other possible additives with strong potential. Continued success with these initiatives would contribute to favorable adjustments in recoverable copper in leach stockpiles and favorably impact average unit net cash costs.
In addition to technology-driven leaching initiatives, FCX is pursuing opportunities to leverage new technologies and analytic tools in automation and operating practices with a goal of improving operating efficiencies and reducing costs and capital intensity of its current operations and future development projects. FCX believes these leaching and technology initiatives are particularly important to its U.S. operations, which have lower ore grades.
United States. FCX manages seven copper operations in the U.S. – Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. FCX also operates a copper smelter in Miami, Arizona. In addition to copper, certain of these operations produce molybdenum concentrate, gold and silver. All of FCX’s U.S. operations are wholly owned, except for Morenci. FCX records its 72% undivided joint venture interest in Morenci using the proportionate consolidation method.
Development Activities. FCX has substantial reserves, resources and future opportunities for organic growth in the U.S. associated with existing operations. Several initiatives are under way to target anticipated significant future growth in U.S. copper supply.
FCX has a potential expansion project to more than double the concentrator capacity of the Bagdad operation in northwest Arizona. Bagdad’s reserve life currently exceeds 80 years and supports an expanded operation. FCX completed technical and economic studies in late 2023 and continues to monitor capital cost trends and opportunities for value engineering. These studies indicate the opportunity to construct new concentrating facilities to increase copper production by 200 to 250 million pounds per year. Estimated incremental project capital costs, which continue to be reviewed, approximate $3.5 billion. Expanded operations would provide improved efficiency and reduce unit net cash costs through economies of scale. Project economics indicate that the expansion would require an incentive copper price of less than $4.00 per pound and three to four years to complete. The decision to proceed with and timing of the potential expansion will take into account overall copper market conditions and other factors.
To support these future expansion plans, FCX is currently completing a project to convert Bagdad’s haul truck fleet to fully autonomous, enhancing local infrastructure and expanding tailings facilities.
FCX is advancing pre-feasibility studies in the Safford/Lone Star district to define a potential significant expansion opportunity. Positive drilling conducted in recent years indicates a large, mineralized district with opportunities to pursue a further expansion project. FCX expects to complete these studies in 2026. The decision to proceed with and timing of the potential expansion will take into account results of technical and economic studies, overall copper market conditions and other factors.

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Operating Data. Following is summary consolidated operating data for the U.S. copper mines:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Copper (millions of recoverable pounds)
Production	336	298	637	612
Sales, excluding purchases	308	292	615	623
Average realized price per pound[a]	$4.81	$4.63	$4.71	$4.28

Molybdenum (millions of recoverable pounds)
Production[b]	9	7	17	14

Unit net cash costs per pound of copper[c]
Site production and delivery, excluding adjustments	$3.44	$3.48	$3.46	$3.35
By-product credits	(0.55)	(0.43)	(0.52)	(0.40)
Treatment charges	0.15	0.14	0.14	0.13
Unit net cash costs	$3.04	$3.19	$3.08	$3.08
a.During the second quarter and first six months of 2025, FCX's average U.S. copper price realization, which is generally based on COMEX settlement prices, was approximately 7% - 9% higher than the average copper price realizations for its South America and Indonesia operations, which are generally based on LME settlement prices.
b.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at FCX’s U.S. copper mines.
c.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIII.
FCX’s consolidated copper sales volumes from the U.S. mines of 308 million pounds in second-quarter 2025 were higher than second-quarter 2024 copper sales volumes of 292 million pounds, primarily reflecting higher milling rates and ore grades. Consolidated copper sales from FCX’s U.S. mines are expected to approximate 1.3 billion pounds for the year 2025.
Average unit net cash costs (net of by-product credits) for the U.S. copper mines of $3.04 per pound of copper in second-quarter 2025 were lower than second-quarter 2024 average unit net cash costs of $3.19 per pound, primarily reflecting higher copper volumes and higher molybdenum by-product credits.
Excluding potential tariff impacts, which continue to be assessed, FCX expects its average unit net cash costs (net of by-product credits) for the U.S. copper mines to continue to trend lower during 2025 and in 2026, compared to 2024 levels, reflecting the projected impact of efficiencies, improved volumes and cost reduction plans currently in progress.
Excluding potential tariff impacts, which continue to be assessed, average unit net cash costs (net of by-product credits) for the U.S. copper mines are expected to approximate $3.02 per pound of copper for the year 2025, based on achievement of current sales volume and cost estimates, and assuming an average price of $22.00 per pound of molybdenum for the second half of 2025. The U.S. copper mines’ average unit net cash costs for the year 2025 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the second half of 2025.
South America. FCX manages two copper operations in South America – Cerro Verde in Peru (in which FCX owns a 55.08% interest) and El Abra in Chile (in which FCX owns a 51% interest). These operations are consolidated in FCX’s financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Development Activities. At the El Abra operations in Chile, FCX has completed substantial drilling and evaluations to define a large sulfide resource that could support a potential major mill project similar to the large-scale concentrator at Cerro Verde. The estimated resource approximates 20 billion recoverable pounds of copper,

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which could result in the addition of 750 million pounds of copper production per year. FCX has advanced stakeholder engagement and preparation of its permitting application and plans to submit an environmental impact statement in early 2026. Preliminary estimates, which remain under review, indicate that the project economics would be supported using an incentive copper price of less than $4.00 per pound. The decision to proceed with and timing of the potential project will take into account overall copper market conditions, required permitting and other factors.
Operating Data. Following is summary consolidated operating data for South America operations:

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024		2025	2024
Copper (millions of recoverable pounds)
Production	268	298		539	578
Sales	265	302		540	586
Average realized price per pound	$4.47	$4.39		$4.39	$4.27

Molybdenum (millions of recoverable pounds)
Production[a]	4	6		10	9

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.76	$2.74	[c]	$2.76	$2.68	[c]
By-product credits	(0.37)	(0.45)		(0.41)	(0.33)
Treatment charges	0.06	0.16		0.07	0.17
Royalty on metals	0.01	0.01		0.01	0.01
Unit net cash costs	$2.46	$2.46		$2.43	$2.53
a.Refer to summary operating data on page 3 for FCX’s consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIII.
c.Includes $0.22 per pound of copper in second-quarter 2024 and $0.11 per pound of copper for the first six months of 2024 for nonrecurring labor-related charges at Cerro Verde associated with a new collective labor agreement. Refer to supplemental schedule, “Adjusted Net Income,” on page VII.
FCX’s consolidated copper sales volumes from South America operations of 265 million pounds in second-quarter 2025 were lower than second-quarter 2024 copper sales volumes of 302 million pounds, primarily reflecting anticipated lower ore grades and milling rates. Copper sales from South America operations are expected to approximate 1.1 billion pounds for the year 2025.
Average unit net cash costs (net of by-product credits) for South America operations were $2.46 per pound of copper in both second-quarter 2025 and second-quarter 2024, with lower copper and molybdenum volumes being offset by lower treatment charges.
Average unit net cash costs (net of by-product credits) for South America operations are expected to approximate $2.52 per pound of copper for the year 2025, based on achievement of current sales volume and cost estimates, and assuming an average price of $22.00 per pound of molybdenum for the second half of 2025.
Indonesia. PTFI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Central Papua, Indonesia. PTFI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76% ownership interest in PTFI and manages its operations. PTFI’s results are consolidated in FCX’s financial statements. Once the full ramp-up of PTFI’s new downstream processing facilities is achieved, PTFI will be a fully integrated producer of refined copper and gold.
New Downstream Processing Facilities. During second-quarter 2025, PTFI commenced start-up of its new smelter in Eastern Java, Indonesia, slightly ahead of schedule. Start-up activities are ongoing and production of the

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first copper anode was achieved in July 2025. The first production of copper cathode is expected by the end of July 2025.
During second-quarter 2025, the PMR, which commenced operations in December 2024, continued to process anode slimes from PT Smelting, PTFI’s 66%-owned smelter and refinery in Gresik, Indonesia. Full ramp-up of PTFI’s new downstream processing facilities is expected by year-end 2025.
Long-term Mining Rights. Pursuant to regulations issued during 2024, PTFI is eligible to apply for an extension of its mining rights beyond 2041, provided certain conditions are met, including ownership of integrated downstream facilities that have entered the operational stage; domestic ownership of at least 51% and agreement with a state-owned enterprise for an additional 10% ownership; and commitments for additional exploration and increases in refining capacity, each as approved by the Ministry of Energy and Mineral Resources. Application for extension may be submitted at any time up to one year prior to the expiration of PTFI’s special mining business license (IUPK). PTFI expects to apply for an extension during 2025, pending agreement with PT Mineral Industri Indonesia (MIND ID) on a purchase and sale agreement for the transfer in 2041 of an additional 10% interest in PTFI to MIND ID.
An extension would enable continuity of large-scale operations for the benefit of all stakeholders and provide growth options through additional resource development opportunities in the highly attractive Grasberg minerals district.
Operating, Development and Exploration Activities. Over a multi-year investment period, PTFI has successfully commissioned three large-scale underground mines in the Grasberg minerals district (Grasberg Block Cave, Deep Mill Level Zone (DMLZ) and Big Gossan) and related expansion of the milling facilities. PTFI’s underground operations produce approximately 1.7 billion pounds of copper and 1.4 million ounces of gold per year and are among the lowest cost operations in the world.
PTFI is also conducting exploration in the Grasberg mineral district targeting the potential extension of significant mineralization below the DMLZ mine.
Kucing Liar. Long-term mine development activities are ongoing for PTFI’s Kucing Liar deposit in the Grasberg minerals district. Kucing Liar is expected to produce over 7 billion pounds of copper and 6 million ounces of gold between 2029 and the end of 2041, and an extension of PTFI’s operating rights beyond 2041 would extend the life of the project. Development activities commenced in 2022 and are expected to continue over an approximate 10-year timeframe. Capital investments for Kucing Liar are estimated to total $4 billion over the next seven to eight years (averaging approximately $0.5 billion per year). Approximately $0.8 billion has been incurred to date. At full operating rates, annual production from Kucing Liar is expected to approximate 560 million pounds of copper and 520 thousand ounces of gold, providing PTFI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PTFI’s experience and long-term success in block-cave mining.
Natural Gas Facilities. PTFI plans to transition its existing energy source from coal to natural gas, which would meaningfully reduce PTFI’s greenhouse gas emissions at the Grasberg minerals district. The majority of PTFI’s planned investments in a new gas-fired combined cycle facility are expected to be incurred over the next three years at a total cost of approximately $1 billion. Once complete, PTFI’s dual-fuel power plant and the new gas-fired combined cycle facility will be fueled by natural gas supplied by a floating liquefied natural gas storage and regassification unit.

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Operating Data. Following is summary consolidated operating data for Indonesia operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Copper (millions of recoverable pounds)
Production	359	441	655	932
Sales	443	337	733	830
Average realized price per pound	$4.40	$4.44	$4.35	$4.23

Gold (thousands of recoverable ounces)
Production	311	437	595	982
Sales	518	356	643	920
Average realized price per ounce	$3,290	$2,299	$3,260	$2,236

Unit net cash credits per pound of copper[a]
Site production and delivery, excluding adjustments	$2.17	$1.59	$1.90	$1.55
By-product credits	(3.98)	(2.66)	(2.98)	(2.59)
Treatment charges	0.19	0.36	0.19	0.36
Export duties	0.33	0.23	0.28	0.28
Royalty on metals	0.30	0.27	0.27	0.25
Unit net cash credits	$(0.99)	$(0.21)	$(0.34)	$(0.15)
a.For a reconciliation of unit net cash credits per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIII.
PTFI’s consolidated production volumes of 359 million pounds of copper and 311 thousand ounces of gold in second-quarter 2025 were lower than production volumes of 441 million pounds of copper and 437 thousand ounces of gold in second-quarter 2024, primarily reflecting lower ore grades and operating rates. During second-quarter 2025, PTFI commenced planned maintenance on one of its mill circuits, which is expected to be completed in third-quarter 2025.
PTFI’s consolidated sales volumes of 443 million pounds of copper and 518 thousand ounces of gold in second-quarter 2025 were higher than second-quarter 2024 sales volumes of 337 million pounds of copper and 356 thousand ounces of gold, primarily reflecting the timing of shipments.
PTFI’s unit net cash credits (including by-product credits) were $0.99 per pound of copper in second-quarter 2025, compared to $0.21 per pound of copper in second-quarter 2024, primarily reflecting higher gold credits, partly offset by higher production and delivery costs attributable to lower ore grades and operating rates, and the recognition of deferred costs associated with higher refined gold sales.
PTFI’s current sales guidance incorporates updated Grasberg Block Cave ore grade modeling designed to predict the timing of ore grade distribution through the drawpoints, which resulted in revised production estimates.
Consolidated sales volumes from PTFI are expected to approximate 1.54 billion pounds of copper and 1.3 million ounces of gold for the year 2025 (compared with April 2025 guidance of 1.6 billion pounds of copper and 1.6 million ounces of gold), which incorporates the updated ore grade modeling (primarily timing for gold) and smelter in-process inventory estimates. Total estimated copper and gold sales volumes over the next five years are similar to previous guidance.
Average unit net cash credits (including by-product credits) for PTFI are expected to approximate $0.39 per pound of copper for the year 2025, based on achievement of current sales volumes and cost estimates, and assuming an average price of $3,300 per ounce of gold for the second half of 2025. PTFI’s average unit net cash credits for the year 2025 would change by approximately $0.05 per pound of copper for each $100 per ounce change in the average price of gold for the second half of 2025.

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Projected sales volumes and average unit net cash credits are dependent on operational performance; the ramp-up of PTFI’s new downstream processing facilities; weather-related conditions; and other factors detailed in the “Cautionary Statement” below.

Molybdenum Mines. FCX operates two wholly owned primary molybdenum operations in Colorado – the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX’s U.S. copper mines and South America operations, is processed at FCX’s conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 9 million pounds of molybdenum in second-quarter 2025 and 7 million pounds in second-quarter 2024. FCX’s consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the primary molybdenum operations and at FCX’s U.S. copper mines and South America operations, which are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $14.20 per pound of molybdenum in second-quarter 2025 were lower than average unit net cash costs of $19.41 per pound in second-quarter 2024, primarily reflecting higher volumes and lower contract labor costs. Average unit net cash costs for the Molybdenum mines are expected to approximate $15.50 per pound of molybdenum for the year 2025, based on achievement of current sales volumes and cost estimates.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIII.

LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At June 30, 2025, FCX had $4.5 billion in consolidated cash and cash equivalents. FCX also had $3.0 billion of availability under its revolving credit facility, and PTFI and Cerro Verde had $1.5 billion and $350 million, respectively, of availability under their revolving credit facilities.
Operating Cash Flows. FCX generated operating cash flows of $2.2 billion in second-quarter 2025 and $3.3 billion for the first six months of 2025.
Excluding potential tariff impacts, which continue to be assessed, FCX’s consolidated operating cash flows are expected to approximate $7.0 billion for the year 2025, based on current sales volume and cost estimates, and assuming prices of $4.40 per pound of copper, $3,300 per ounce of gold and $22.00 per pound of molybdenum for the second half of 2025. Including a $1.25 per pound premium on FCX’s U.S. copper sales for the second half of 2025, operating cash flows for the year 2025 would approximate $7.9 billion. The impact of price changes for the second half of 2025 on operating cash flows would approximate $210 million for each $0.10 per pound change in the average price of copper, $70 million for each $100 per ounce change in the average price of gold and $55 million for each $2 per pound change in the average price of molybdenum.
Copper sales from FCX's U.S. copper mines are generally based on the prevailing COMEX settlement price, which as of July 22, 2025, was 28% higher than the LME copper settlement price. FCX estimates the impact on operating cash flows of each $0.10 per pound premium in the COMEX settlement price, compared to the LME settlement price, for the second half of 2025 would approximate $70 million ($135 million on an annualized basis).
Capital Expenditures. Capital expenditures totaled $1.3 billion in second-quarter 2025, including $0.6 billion for major mining projects and $0.3 billion for PTFI’s new downstream processing facilities, and $2.4 billion for the first six months of 2025, including $1.2 billion for major mining projects and $0.5 billion for PTFI’s new downstream processing facilities.
Capital expenditures are expected to approximate $4.9 billion for the year 2025, including $2.7 billion for major mining projects and $0.6 billion for PTFI’s new downstream processing facilities (excluding capitalized interest, owner’s costs and commissioning). Projected capital expenditures for major mining projects include $1.1 billion for planned projects, primarily associated with underground mine development in the Grasberg minerals district and expansion projects in the U.S., and $1.6 billion for discretionary growth projects.
FCX closely monitors market conditions and will adjust its operating plans, including capital expenditures, as necessary.

10

Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests’ share and withholding taxes, at June 30, 2025 (in billions):

Cash at domestic companies	$1.3
Cash at international operations	3.2
Total consolidated cash and cash equivalents	4.5
Noncontrolling interests’ share	(1.5)
Cash, net of noncontrolling interests’ share	3.0
Withholding taxes	(0.2)
Net cash available	$2.8
Debt. Following is a summary of total debt and the weighted-average interest rates at June 30, 2025 (in billions, except percentages):

			Weighted- Average Interest Rate
Senior notes:
Issued by FCX	$5.3		5.0%
Issued by PTFI	3.0		5.4%
Issued by Freeport Minerals Corporation	0.4		7.5%
PTFI revolving credit facility	0.3		6.0%
Atlantic Copper lines of credit and other	0.4		4.4%
Total debt	$9.3	[a]	5.2%
a.Does not foot because of rounding.
At June 30, 2025, there were (i) no borrowings and $5 million in letters of credit issued under FCX’s $3.0 billion revolving credit facility, (ii) $250 million in borrowings outstanding under PTFI’s $1.75 billion revolving credit facility, and (iii) no borrowings outstanding under Cerro Verde’s $350 million revolving credit facility. FCX’s total debt has an average remaining duration of approximately nine years. The next senior note maturities are in 2027.
FINANCIAL POLICY
FCX’s financial policy is aligned with its strategic objectives of maintaining a solid balance sheet, providing cash returns to shareholders and advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding project debt for PTFI’s new downstream processing facilities). FCX’s Board of Directors (Board) reviews the structure of the performance-based payout framework at least annually.
Net Debt. At June 30, 2025, FCX’s net debt totaled $1.5 billion, which excludes $3.2 billion of debt for PTFI’s new downstream processing facilities. Refer to the supplemental schedule, “Net Debt,” on page IX.
Common Stock Dividends. On June 25, 2025, FCX’s Board declared cash dividends totaling $0.15 per share on its common stock (including a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable, performance-based cash dividend), which will be paid on August 1, 2025, to shareholders of record as of July 15, 2025. The declaration and payment of dividends (base or variable) are at the discretion of the Board and will depend on FCX’s financial results, cash requirements, global economic conditions and other factors deemed relevant by the Board.
Share Repurchase Program. During second-quarter 2025, FCX purchased 1.5 million shares of its common stock for a total cost of $52 million ($33.94 average cost per share) bringing total purchases during the first six months of 2025 to 2.9 million shares for a total cost of $107 million ($36.41 average cost per share). As of July 22, 2025, FCX had 1.4 billion shares of common stock outstanding and has purchased 52 million shares for a total cost of $2.0 billion ($38.51 average cost per share) under its $5.0 billion share repurchase program. The timing and

11

amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX’s second-quarter 2025 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, August 22, 2025.
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FREEPORT: Foremost in Copper
FCX is a leading international metals company with the objective of being foremost in copper. Headquartered in Phoenix, Arizona, FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant operations in the U.S. and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX’s website at fcx.com.
Cautionary Statement: This press release contains forward-looking statements in which FCX discusses its potential future performance, operations and projects. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections or expectations relating to business outlook, strategy, goals or targets, and the underlying assumptions and estimated impacts on FCX’s business and stakeholders related thereto; global market conditions, including trade policies; ore grades and milling rates; production and sales volumes; unit net cash costs (credits) and operating costs; capital expenditures; operating plans, including mine sequencing; cash flows; liquidity; PTFI’s full production and ramp-up of its new downstream processing facilities; potential extension of PTFI’s IUPK beyond 2041; export licenses, export duties and export volumes, including PTFI’s ability to continue exports of copper concentrate until full ramp-up is achieved at its new smelter in Indonesia; timing of shipments of inventoried production; FCX’s sustainability-related commitments and targets; FCX’s overarching commitment to deliver responsibly produced copper and molybdenum, including plans to implement, validate and maintain validation of its operating sites under specific frameworks; achievement of FCX’s 2030 climate targets and its 2050 net zero aspiration; improvements in operating procedures and technology innovations and applications; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal and environmental proceedings; debt repurchases; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” “commitments,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases are at the discretion of the Board and management, respectively, and are subject to a number of factors, including not exceeding FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper and gold; PTFI’s ability to export and sell or inventory copper concentrates through the full ramp-up of its new smelter in Indonesia; changes in export duties and tariff rates; achieving full production and ramp-up of PTFI’s new downstream processing facilities; production rates; timing of shipments; price and availability of consumables and components FCX purchases as well as constraints on supply and logistics, and transportation services; changes in cash requirements, financial position, financing or investment plans; changes in general market, economic, geopolitical, regulatory or industry conditions, including market volatility regarding trade policies and tariff uncertainty; reductions in liquidity and access to capital; changes in tax laws and regulations; political and social risks, including the potential effects of violence in Indonesia, civil unrest in Peru, and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations, including the ability to smelt and refine or inventory; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; satisfaction of requirements in accordance with PTFI’s IUPK to extend mining rights from 2031 through 2041; process relating to the extension of PTFI’s IUPK beyond 2041; cybersecurity risks; any major public health crisis; labor relations, including labor-related work stoppages and increased costs; compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, including availability of secure water supplies; impacts, expenses or results from litigation or investigations; tailings management; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission.

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Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovations, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX undertakes no obligation to update any forward-looking statements, which are as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains measures such as net debt, adjusted net income and unit net cash costs (credits) per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release. For forward-looking unit net cash costs (credits) per pound of copper and molybdenum measures, FCX is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods, and the information needed to reconcile these measures is dependent upon future events, many of which are outside of FCX’s control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

13

FREEPORT
SELECTED OPERATING DATA

	Three Months Ended June 30,
	2025	2024	2025		2024
	Production		Sales
COPPER (millions of recoverable pounds)
(FCX’s net interest in %)
U.S.
Morenci (72%)[a]	130	127	118		124
Safford (100%)	73	59	66		56
Sierrita (100%)	44	36	42		37
Bagdad (100%)	44	35	39		34
Chino (100%)	36	27	34		29
Tyrone (100%)	8	12	8		11
Miami (100%)	2	3	2		2
Other (100%)	(1)	(1)	(1)		(1)
Total U.S.	336	298	308		292

South America
Cerro Verde (55.08%)[b]	215	243	212		245
El Abra (51%)	53	55	53		57
Total South America	268	298	265		302

Indonesia
Grasberg minerals district (48.76%)	359	441	443		337
Total	963	1,037	1,016	[c]	931	[c]
Less noncontrolling interests	307	366	348		314
Net	656	671	668		617

Average realized price per pound			$4.54		$4.48

GOLD (thousands of recoverable ounces)
(FCX’s net interest in %)
U.S. (100%)	6	6	4		5
Indonesia (48.76%)	311	437	518		356
Consolidated	317	443	522		361
Less noncontrolling interests	159	224	266		183
Net	158	219	256		178

Average realized price per ounce			$3,291		$2,299

MOLYBDENUM (millions of recoverable pounds)
(FCX’s net interest in %)
Climax (100%)	6	3	N/A		N/A
Henderson (100%)	3	4	N/A		N/A
U.S. copper mines (100%)[a]	9	7	N/A		N/A
Cerro Verde (55.08%)[b]	4	6	N/A		N/A
Consolidated	22	20	22		21
Less noncontrolling interests	2	3	3		2
Net	20	17	19		19

Average realized price per pound			$21.10		$21.72

a. Amounts are net of Morenci’s joint venture partners’ undivided interests.

b. FCX’s interest in Cerro Verde is 55.08%, and prior to September 2024 it was 53.56%.

c. Consolidated sales volumes exclude purchased copper of 67 million pounds in second-quarter 2025 and 64 million pounds in second-quarter 2024.

I

FREEPORT
SELECTED OPERATING DATA (continued)

	Six Months Ended June 30,
	2025	2024	2025		2024
	Production		Sales
COPPER (millions of recoverable pounds)
(FCX’s net interest in %)
U.S
Morenci (72%)[a]	242	256	235		263
Safford (100%)	135	115	130		115
Sierrita (100%)	89	78	87		81
Bagdad (100%)	80	72	75		72
Chino (100%)	71	67	68		68
Tyrone (100%)	17	22	17		22
Miami (100%)	4	5	4		5
Other (100%)	(1)	(3)	(1)		(3)
Total U.S	637	612	615		623

South America
Cerro Verde (55.08%)[b]	426	470	422		475
El Abra (51%)	113	108	118		111
Total South America	539	578	540		586

Indonesia
Grasberg minerals district (48.76%)	655	932	733		830
Total	1,831	2,122	1,888	[c]	2,039	[c]
Less noncontrolling interests	583	749	623		700
Net	1,248	1,373	1,265		1,339

Average realized price per pound			$4.48		$4.25

GOLD (thousands of recoverable ounces)
(FCX’s net interest in %)
U.S (100%)	9	10	7		9
Indonesia (48.76%)	595	982	643		920
Consolidated	604	992	650		929
Less noncontrolling interests	305	503	330		472
Net	299	489	320		457

Average realized price per ounce			$3,260		$2,236

MOLYBDENUM (millions of recoverable pounds)
(FCX’s net interest in %)
Climax (100%)	12	8	N/A		N/A
Henderson (100%)	6	7	N/A		N/A
U.S copper mines (100%)[a]	17	14	N/A		N/A
Cerro Verde (55.08%)[b]	10	9	N/A		N/A
Consolidated	45	38	42		41
Less noncontrolling interests	5	4	5		4
Net	40	34	37		37

Average realized price per pound			$21.37		$21.06

a. Amounts are net of Morenci’s joint venture partners’ undivided interests.

b. FCX’s interest in Cerro Verde is 55.08%, and prior to September 2024 it was 53.56%.

c. Consolidated sales volumes exclude purchased copper of 133 million pounds for the first six months of 2025 and 106 million pounds for the first six months of 2024.

II

FREEPORT
SELECTED OPERATING DATA (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
U.S.[a]
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	621,200	650,300	602,600	633,800
Average copper ore grade (%)	0.21	0.20	0.21	0.20
Copper production (millions of recoverable pounds)	203	209	394	420

Mill Operations
Ore milled (metric tons per day)	335,500	290,200	328,700	298,900
Average ore grades (%):
Copper	0.32	0.29	0.31	0.30
Molybdenum	0.02	0.02	0.02	0.02
Copper recovery rate (%)	85.4	84.1	84.8	82.4
Production (millions of recoverable pounds):
Copper	183	138	337	291
Molybdenum	9	7	17	15

South America
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	182,800	176,100	175,600	173,300
Average copper ore grade (%)	0.35	0.39	0.37	0.40
Copper production (millions of recoverable pounds)	69	75	146	146

Mill Operations
Ore milled (metric tons per day)	404,800	426,100	408,100	411,700
Average ore grades (%):
Copper	0.31	0.33	0.30	0.33
Molybdenum	0.01	0.01	0.01	0.01
Copper recovery rate (%)	83.9	83.8	83.8	83.6
Production (millions of recoverable pounds):
Copper	199	223	393	432
Molybdenum	4	6	10	9

Indonesia
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	114,500	123,500	104,100	131,400
Deep Mill Level Zone underground mine	61,400	64,400	60,900	65,900
Big Gossan underground mine	7,300	7,500	6,900	8,300
Other adjustments	(700)	1,500	200	2,600
Total	182,500	196,900	172,100	208,200
Average ore grades:
Copper (%)	1.15	1.30	1.14	1.31
Gold (grams per metric ton)	0.77	0.99	0.80	1.06
Recovery rates (%):
Copper	88.1	88.8	88.0	89.1
Gold	74.8	77.0	75.5	77.3
Production (recoverable):
Copper (millions of pounds)	359	441	655	932
Gold (thousands of ounces)	311	437	595	982

Molybdenum[b]
Ore milled (metric tons per day)	32,500	31,900	32,500	29,600
Average molybdenum ore grade (%)	0.16	0.14	0.17	0.15
Molybdenum production (millions of recoverable pounds)	9	7	18	15

a.Amounts represent 100% operating data, including Morenci’s joint venture partners’ share.

b. Represents FCX’s primary molybdenum operations in Colorado.
III

FREEPORT
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(In Millions, Except Per Share Amounts)
Revenues[a]	$7,582	$6,624	$13,310	$12,945
Cost of sales:
Production and delivery[b]	4,282	3,875	8,038	7,719
Depreciation, depletion and amortization	668	509	1,134	1,104
Total cost of sales	4,950	4,384	9,172	8,823
Selling, general and administrative expenses	127	123	281	267
Exploration and research expenses	46	40	85	77
Environmental obligations and shutdown costs	27	28	37	95
Total costs and expenses	5,150	4,575	9,575	9,262
Operating income	2,432	2,049	3,735	3,683
Interest expense, net[c]	(82)	(88)	(152)	(177)
Other income, net	41	69	99	198
Income before income taxes and equity in affiliated companies’ net earnings	2,391	2,030	3,682	3,704
Provision for income taxes[d]	(850)	(754)	(1,350)	(1,266)
Equity in affiliated companies’ net earnings	6	4	8	4
Net income	1,547	1,280	2,340	2,442
Net income attributable to noncontrolling interests[e]	(775)	(664)	(1,216)	(1,353)
Net income attributable to common stockholders[f,g]	$772	$616	$1,124	$1,089

Diluted net income per share attributable to common stock	$0.53	$0.42	$0.77	$0.75

Diluted weighted-average common shares outstanding	1,443	1,445	1,444	1,445

Dividends declared per share of common stock	$0.15	$0.15	$0.30	$0.30

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to “Derivative Instruments,” beginning on page IX.
b.FCX is engaged in various studies associated with potential future expansion projects primarily at its mining operations. Production and delivery costs include charges for these feasibility and optimization studies totaling $52 million in second-quarter 2025, $38 million in second-quarter 2024, $88 million for the first six months of 2025 and $72 million for the first six months of 2024. Additionally, production and delivery costs include charges for operational readiness and startup costs associated with PT Freeport Indonesia’s (PTFI) new smelter and precious metals refinery (PMR) (collectively, PTFI’s new downstream processing facilities) totaling $58 million in second-quarter 2025, $20 million in second-quarter 2024, $102 million for the first six months of 2025 and $35 million for the first six months of 2024.
c.Consolidated interest costs (before capitalization) totaled $181 million in both second-quarter 2025 and 2024, $355 million for the first six months of 2025 and $356 million for the first six months of 2024.
d.For a summary of FCX’s income taxes, refer to “Income Taxes,” on page VIII.
e.Net income attributable to noncontrolling interests is primarily associated with PTFI, Cerro Verde and El Abra. For further discussion, refer to “Noncontrolling Interests,” on page X.
f.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to “Deferred Profits,” on page X.
g.Refer to “Adjusted Net Income,” on page VII, for a summary of net charges impacting FCX’s consolidated statements of income.
IV

FREEPORT
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2025	2024
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$4,490	$3,923
Restricted cash and cash equivalents	230	888	[a]
Trade accounts receivable	941	578
Value added and other tax receivables	474	564
Inventories:
Product	2,961	3,038
Materials and supplies, net	2,516	2,382
Mill and leach stockpiles	1,477	1,388
Other current assets	547	535
Total current assets	13,636	13,296
Property, plant, equipment and mine development costs, net	39,835	38,514
Long-term mill and leach stockpiles	1,122	1,225
Other assets	1,899	1,813
Total assets	$56,492	$54,848

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,288	$4,057
Accrued income taxes	389	859
Current portion of debt	338	41
Current portion of environmental and asset retirement obligations (AROs)	298	320
Dividends payable	218	219
Total current liabilities	5,531	5,496
Long-term debt, less current portion	8,913	8,907
Environmental and AROs, less current portion	5,463	5,404
Deferred income taxes	4,410	4,376
Other liabilities	2,179	1,887
Total liabilities	26,496	26,070

Equity:
Stockholders’ equity:
Common stock	163	162
Capital in excess of par value	23,642	23,797
Retained earnings (accumulated deficit)	738	(170)
Accumulated other comprehensive loss	(311)	(314)
Common stock held in treasury	(6,024)	(5,894)
Total stockholders’ equity	18,208	17,581
Noncontrolling interests	11,788	11,197
Total equity	29,996	28,778
Total liabilities and equity	$56,492	$54,848

a.Includes $0.7 billion associated with a portion of PTFI’s export proceeds required to be temporarily deposited in Indonesia banks for 90 days in accordance with a previous Indonesia regulation.
V

FREEPORT
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2025	2024
	(In Millions)
Cash flow from operating activities:
Net income	$2,340	$2,442
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,134	1,104
Net charges for environmental and AROs, including accretion	116	300
Payments for environmental and AROs	(113)	(97)
Stock-based compensation	74	77
Net charges for defined pension and postretirement plans	29	16
Pension plan contributions	(9)	(38)
Deferred income taxes	34	37
Charges for social investment programs at PTFI	50	51
Payments for social investment programs at PTFI	(41)	(37)
Other, net	(19)	21
Changes in working capital and other:
Accounts receivable	(320)	92
Inventories	(62)	(341)
Other current assets	16	21
Accounts payable and accrued liabilities	428	103
Accrued income taxes and timing of other tax payments	(404)	101
Net cash provided by operating activities	3,253	3,852

Cash flow from investing activities:
Capital expenditures:
U.S. copper mines	(528)	(480)
South America operations	(177)	(172)
Indonesia operations	(1,444)	(1,490)
Molybdenum mines	(46)	(63)
Other	(238)	(165)
Loans to PT Smelting for expansion	—	(28)
Proceeds from sale of assets and other, net	1	13
Net cash used in investing activities	(2,432)	(2,385)

Cash flow from financing activities:
Proceeds from debt	1,630	1,281
Repayments of debt	(1,338)	(1,281)
Finance lease payments	(15)	(1)
Cash dividends and distributions paid:
Common stock	(433)	(433)
Noncontrolling interests	(625)	(685)
Treasury stock purchases	(107)	—
Proceeds from exercised stock options	2	26
Payments for withholding of employee taxes related to stock-based awards	(22)	(35)
Net cash used in financing activities	(908)	(1,128)

Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(87)	339
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	4,911	6,063
Cash, cash equivalents and restricted cash and cash equivalents at end of period[a]	$4,824	$6,402
a.Includes current and long-term restricted cash and cash equivalents of $0.3 billion at June 30, 2025, and $1.1 billion at June 30, 2024.
VI

FREEPORT
ADJUSTED NET INCOME
Management uses adjusted net income to evaluate FCX’s operating performance and believes that investors’ understanding of FCX’s performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX’s adjusted net income, which may not be comparable to similarly titled measures reported by other companies, follows (in millions, except per share amounts).

	Three Months Ended June 30,
	2025			2024
	Pre-tax	After-tax[a]	Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A	$772	$0.53	N/A		$616	$0.42

PTFI net charges[b]	$(15)	$(4)	$—	$(34)		$(10)	$(0.01)
Oil and gas net (charges) credits[c]	(10)	(10)	(0.01)	5		5	—
Net adjustments to environmental obligations and litigation reserves	(10)	(10)	(0.01)	(16)		(16)	(0.01)
PTFI historical tax matters[d]	5	6	—	—		—	—
Cerro Verde new collective labor agreement (CLA)	—	—	—	(65)		(21)	(0.01)
Other net charges	—	—	—	(9)	[e]	(9)	(0.01)
Total net charges[g]	$(30)	$(18)	$(0.01)	$(119)		$(51)	$(0.04)

Adjusted net income attributable to common stock	N/A	$790	$0.54	N/A		$667	$0.46

	Six Months Ended June 30,
	2025			2024
	Pre-tax	After-tax[a]	Per Share	Pre-tax		After-tax[a]		Per Share
Net income attributable to common stock	N/A	$1,124	$0.77	N/A		$1,089		$0.75

PTFI net charges[b]	$(52)	$(15)	$(0.01)	$(34)		$(10)		$(0.01)
Oil and gas net charges[c]	(13)	(13)	(0.01)	(105)		(105)		(0.07)
Net adjustments to environmental obligations and litigation reserves	(3)	(3)	—	(72)		(72)		(0.05)
PTFI historical tax matters[d]	5	6	—	42		181		0.13
Cerro Verde new CLA	—	—	—	(65)		(21)		(0.01)
Other net credits (charges)	4	1	—	(37)	[e]	(24)	[f]	(0.02)
Total net charges[g]	$(58)	$(24)	$(0.02)	$(272)		$(52)		$(0.04)

Adjusted net income attributable to common stock	N/A	$1,148	$0.79	N/A		$1,141		$0.79
a.Reflects impact to FCX’s net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.The second quarter and first six months of 2025 include charges recorded to production and delivery for an asset impairment and remediation costs related to the October 2024 fire incident at PTFI’s new smelter that were not offset by recovery under its construction insurance program. The first six months of 2025 also include charges recorded to production and delivery for the reversal of previously capitalized land lease costs associated with PTFI’s new downstream processing facilities, partly offset by adjustments to PTFI's ARO.
The second quarter and first six months of 2024 include charges recorded to production and delivery for the reversal of previously capitalized land lease costs at PTFI’s new downstream processing facilities.
c.The second quarter and first six months of 2025 include charges recorded to production and delivery primarily associated with impairments of oil and gas properties.
The second quarter and first six months of 2024 primarily reflect charges (credits) recorded to production and delivery costs for assumed oil and gas abandonment obligations (and related adjustments) resulting from bankruptcies of other companies.
d.Includes net credits associated with PTFI’s 2020 and 2021 corporate income tax audits, and in accordance with PTFI's shareholder agreement, settlements of historical tax matters that originated before December 31, 2022, are attributed based on the economics from the initial period (as defined in the agreement, i.e., approximately 81% to FCX and 19% to PT Mineral Industri Indonesia (MIND ID)).
For the first six months of 2024, the closure of PTFI’s 2021 corporate income tax audit and resolution of a framework for disputed tax matters resulted in a benefit to income taxes ($182 million), production and delivery ($8 million) and interest expense, net ($8 million). In addition, FCX recognized a credit of $26 million in other income, net associated with the reduction in the related accrual to indemnify MIND ID from potential losses arising from historical tax disputes.
e.Primarily reflects amounts recorded to production and delivery associated with metals inventory adjustments and write-offs.
f.Includes a tax benefit of $13 million associated with a favorable Supreme Court ruling in Spain, which reversed a 2015 tax law limiting Atlantic Copper's use of net operating losses.
g.May not foot because of rounding.
VII

FREEPORT
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX’s consolidated income tax provision (in millions, except percentages):

	Three Months Ended June 30,
	2025			2024
			Income Tax			Income Tax
	Income	Effective	(Provision)	Income	Effective	(Provision)
	(Loss)[a]	Tax Rate	Benefit	(Loss)[a]	Tax Rate	Benefit
U.S.[b]	$73	—%	$—	$(1)	—%	$(3)
South America	395	38%	(151)	533	40%	(214)
Indonesia	1,872	36%	(679)	1,350	36%	(490)
PTFI historical tax matters	5	N/A	2	—	N/A	—
Eliminations and other	46	N/A	(30)	148	N/A	(49)
Rate adjustment[c]	—	N/A	8	—	N/A	2
Continuing operations	$2,391	36%	$(850)	$2,030	37%	$(754)

	Six Months Ended June 30,
	2025			2024
			Income Tax				Income Tax
	Income	Effective	(Provision)	Income		Effective	(Provision)
	(Loss)[a]	Tax Rate	Benefit	(Loss)[a]		Tax Rate	Benefit
U.S.[b]	$(2)	—%	$2	$(271)		—%	$(4)
South America	890	39%	(344)	800		40%	(317)
Indonesia	2,667	36%	(967)	2,977		36%	(1,081)
PTFI historical tax matters	5	N/A	2	16	[d]	N/A	182	[d]
Eliminations and other	122	N/A	(72)	182		N/A	(49)
Rate adjustment[c]	—	N/A	29	—		N/A	3
Continuing operations	$3,682	37%	$(1,350)	$3,704		34%	$(1,266)

a.Represents income before income taxes, equity in affiliated companies’ net earnings, and noncontrolling interests.
b.In addition to FCX’s U.S. copper and molybdenum mines, which had operating income of $393 million in second-quarter 2025, $252 million in second-quarter 2024, $710 million for the first six months of 2025 and $415 million for the first six months of 2024 (refer to “Business Segments,” beginning on page X), the U.S. jurisdiction reflects non-operating sites and corporate-level expenses, which include interest expense associated with FCX’s senior notes and general and administrative expenses. The U.S. jurisdiction also includes net revisions to environmental obligation estimates and charges associated with oil and gas abandonment obligations and impairments (refer to “Adjusted Net Income,” on page VII for additional information).
c.In accordance with applicable accounting standards, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
d.Refer to “Adjusted Net Income,” on page VII for discussions of net credits associated with closure of PTFI’s 2021 corporate income tax audit and resolution of a framework for Indonesia disputed tax matters.
On July 4, 2025, the President signed into law the One Big Beautiful Bill Act (OBBBA), which includes a broad range of tax reform provisions affecting businesses, including extending and modifying certain key Tax Cuts & Jobs Act of 2017 provisions. FCX is in the process of analyzing the OBBBA, but does not expect it to have a material impact on its 2025 financial results.
Assuming achievement of current sales volume and cost estimates and prices of $4.40 per pound for copper, $3,300 per ounce for gold and $22.00 per pound for molybdenum for the second half of 2025, FCX estimates its consolidated effective tax rate for the year 2025 would approximate 37% (approximately 38% for the second half of 2025). Including a $1.25 per pound premium on FCX’s U.S. copper sales for the second half of 2025, FCX estimates its consolidated effective tax rate for the year 2025 would approximate 33% (approximately 31% for the second half of 2025). Changes in projected sales volumes and average prices during 2025 would incur tax impacts at estimated effective rates of 38% for Peru, 36% for Indonesia and 0% for the U.S.
VIII

FREEPORT
NET DEBT
FCX believes that net debt provides investors with information related to the performance-based payout framework in FCX’s financial policy, which requires FCX to maintain its net debt at a level not to exceed the net debt target of $3 billion to $4 billion (excluding project debt for PTFI’s new downstream processing facilities). FCX defines net debt as consolidated debt less consolidated cash and cash equivalents. This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX’s net debt, which may not be comparable to similarly titled measures reported by other companies, follows (in millions):

	As of June 30, 2025
Current portion of debt	$338
Long-term debt, less current portion	8,913
Consolidated debt	9,251
Less: consolidated cash and cash equivalents	4,490
FCX net debt	4,761
Less: debt for PTFI’s new downstream processing facilities	3,234	[a]
FCX net debt, excluding debt for PTFI’s new downstream processing facilities	$1,527
a.Represents PTFI’s senior notes and $250 million of borrowings under PTFI’s revolving credit facility.

DERIVATIVE INSTRUMENTS
For the six months ended June 30, 2025, FCX’s mined copper was sold 44% in concentrate, 35% as cathode and 21% as rod. All of FCX’s copper concentrate and some cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. In second-quarter 2025, LME copper settlement prices averaged $4.32 per pound and FCX’s average realized copper price was $4.54 per pound. FCX's average realized copper price also reflects realizations of copper sales from its U.S. copper mines, which are generally based on prevailing Commodity Exchange Inc (COMEX) monthly average settlement prices, which averaged $4.72 per pound of copper in second-quarter 2025, and settled at $5.70 on July 22, 2025.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended June 30,
	2025			2024
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(35)	$69	$34	$166	$15	$181
Net income attributable to common stock	$(10)	$22	$12	$56	$6	$62
Diluted net income per share of common stock	$(0.01)	$0.02	$0.01	$0.04	$—	$0.04
a.Reflects adjustments to provisionally priced copper sales at March 31, 2025 and 2024.
b.Reflects adjustments to provisionally priced copper sales during the second quarters of 2025 and 2024.

	Six Months Ended June 30,
	2025				2024
	Prior Period[a]	Current Period[b]	Total		Prior Period[a]	Current Period[b]	Total
Revenues	$63	$87	$150		$28	$219	$247
Net income attributable to common stock	$21	$31	$52		$9	$74	$83
Diluted net income per share of common stock	$0.01	$0.02	$0.04	[c]	$0.01	$0.05	$0.06
a.Reflects adjustments to provisionally priced copper sales at December 31, 2024 and 2023.
b.Reflects adjustments to provisionally priced copper sales for the first six months of 2025 and 2024.
c.Does not foot because of rounding.

IX

FREEPORT
DERIVATIVE INSTRUMENTS (continued)

At June 30, 2025, FCX had provisionally priced copper sales totaling 245 million pounds (net of intercompany sales and noncontrolling interests) recorded at an average price of $4.49 per pound, subject to final LME settlement prices over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $22 million effect on 2025 revenues ($8 million to net income attributable to common stock). The LME copper settlement price was $4.45 per pound on July 22, 2025.

DEFERRED PROFITS
FCX defers recognizing profits on intercompany sales to Atlantic Copper until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to operating income totaling $34 million ($9 million to net income attributable to common stock) in second-quarter 2025, $137 million ($41 million to net income attributable to common stock) in second-quarter 2024, $148 million ($44 million to net income attributable to common stock) for the first six months of 2025 and $120 million ($36 million to net income attributable to common stock) for the first six months of 2024. FCX’s net deferred profits on its inventories at Atlantic Copper to be recognized in future periods’ operating income totaled $58 million ($30 million to net income attributable to common stock) at June 30, 2025. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX’s net deferred profits and quarterly earnings.

NONCONTROLLING INTERESTS
Net income attributable to noncontrolling interests is primarily associated with PTFI, Cerro Verde and El Abra and totaled $775 million in second-quarter 2025 (which represented 32% of FCX’s consolidated income before income taxes), $664 million in second-quarter 2024 (which represented 33% of FCX’s consolidated income before income taxes), $1.2 billion for the first six months of 2025 (which represented 33% of FCX’s consolidated income before income taxes) and $1.4 billion for the first six months of 2024 (which represented 37% of FCX’s consolidated income before income taxes). Refer to “Business Segments” below for net income attributable to noncontrolling interests for each of FCX’s business segments.
Based on achievement of current sales volume and cost estimates, and assuming prices of $4.40 per pound of copper, $3,300 per ounce of gold and $22.00 per pound of molybdenum for the second half of 2025, FCX estimates that net income attributable to noncontrolling interests is estimated to approximate $2.5 billion (which would represent 34% of FCX’s consolidated income before income taxes) for the year 2025. The actual amount will depend on many factors, including relative performance of each business segment, commodity prices, costs and other factors.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – U.S. copper mines, South America operations, Indonesia operations and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX’s reportable segments, which include the Morenci and Cerro Verde copper mines, the Indonesia operations (including the Grasberg minerals district and PTFI’s new downstream processing facilities), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or reportable segment would be if it was an independent entity.
X

FREEPORT
BUSINESS SEGMENTS (continued)

(in millions)												Atlantic	Corporate,
	United States Copper Mines			South America Operations								Copper	Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Operations		Mines	Refining	& Refining	nations		Total
Three Months Ended June 30, 2025
Revenues:
Unaffiliated customers	$63	$64	$127	$836		$183	$1,019	$3,419		$—	$1,692	$815	$510	[a]	$7,582
Intersegment	559	1,028	1,587	193		49	242	(2)	[b]	180	9	3	(2,019)		—
Production and delivery	435	779	1,214	590		178	768	1,124		128	1,693	791	(1,436)		4,282
Depreciation, depletion and amortization	46	72	118	94		19	113	389		26	1	7	14		668
Selling, general and administrative expenses	1	—	1	1		1	2	35		—	—	7	82		127
Exploration and research expenses	8	5	13	4		—	4	1		1	—	—	27		46
Environmental obligations and shutdown costs	—	—	—	—		—	—	—		—	—	—	27		27
Operating income (loss)	132	236	368	340		34	374	1,868		25	7	13	(223)		2,432
Interest expense, net	—	1	1	4		—	4	16		—	—	7	54		82
Other (expense) income, net	(1)	1	—	20		2	22	15		(1)	(1)	(14)	20		41
Provision for income taxes	—	—	—	139		12	151	677		—	—	2	20		850
Equity in affiliated companies’ net earnings	—	—	—	—		—	—	6		—	—	—	—		6
Net income attributable to noncontrolling interests	—	—	—	105		4	109	648		—	—	—	18		775
Net income attributable to common stockholders															772

Total assets at June 30, 2025	3,337	7,253	10,590	8,385		2,091	10,476	27,781		2,027	432	1,508	3,678		56,492
Capital expenditures	70	203	273	78		14	92	740		27	26	45	58		1,261

Three Months Ended June 30, 2024
Revenues:
Unaffiliated customers	$13	$10	$23	$1,075		$254	$1,329	$2,185		$—	$1,693	$898	$496	[a]	$6,624
Intersegment	587	926	1,513	182		—	182	83		138	11	2	(1,929)		—
Production and delivery	438	713	1,151	679	[c]	181	860	672		134	1,692	859	(1,493)		3,875
Depreciation, depletion and amortization	45	61	106	97		17	114	248		16	1	7	17		509
Selling, general and administrative expenses	1	—	1	2		—	2	30		—	—	6	84		123
Exploration and research expenses	5	9	14	3		2	5	4		—	—	—	17		40
Environmental obligations and shutdown costs	—	—	—	—		—	—	—		—	—	—	28		28
Operating income (loss)	111	153	264	476		54	530	1,314		(12)	11	28	(86)		2,049
Interest expense, net	—	1	1	5		—	5	6		—	—	8	68		88
Other income, net	—	1	1	5		—	5	30		—	—	2	31		69
Provision for income taxes	—	—	—	191		23	214	490		—	—	1	49		754
Equity in affiliated companies’ net earnings	—	—	—	—		—	—	3		—	—	—	1		4
Net income attributable to noncontrolling interests	—	—	—	142		22	164	463		—	—	—	37		664
Net income attributable to common stockholders															616

Total assets at June 30, 2024	3,182	6,508	9,690	8,368		1,988	10,356	26,501		1,915	273	1,410	4,490		54,635
Capital expenditures	47	196	243	67		23	90	648		36	11	37	51		1,116
XI

FREEPORT
BUSINESS SEGMENTS (continued)

(in millions)												Atlantic	Corporate,
	United States Copper Mines			South America Operations								Copper	Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Operations		Mines	Refining	& Refining	nations		Total
Six Months Ended June 30, 2025
Revenues:
Unaffiliated customers	$146	$172	$318	$1,753		$395	$2,148	$4,983		$—	$3,316	$1,567	$978	[a]	$13,310
Intersegment	1,053	1,973	3,026	367		122	489	4		357	17	6	(3,899)		—
Production and delivery	854	1,572	2,426	1,177		379	1,556	1,702		250	3,315	1,525	(2,736)	[d]	8,038
Depreciation, depletion and amortization	96	146	242	185		39	224	575		52	2	14	25		1,134
Selling, general and administrative expenses	1	1	2	3		1	4	62		—	—	16	197		281
Exploration and research expenses	14	11	25	6		2	8	3		1	—	—	48		85
Environmental obligations and shutdown costs	(7)	—	(7)	—		—	—	—		—	—	—	44		37
Operating income (loss)	241	415	656	749		96	845	2,645		54	16	18	(499)		3,735
Interest expense, net	—	1	1	8		—	8	25		—	—	18	100		152
Other (expense) income, net	(2)	4	2	52		1	53	31		(1)	(1)	(19)	34		99
Provision for (benefit from) income taxes	—	—	—	310		34	344	965		—	—	12	29		1,350
Equity in affiliated companies’ net earnings	—	—	—	—		—	—	9		—	—	—	(1)		8
Net income attributable to noncontrolling interests	—	—	—	231		21	252	923		—	—	—	41		1,216
Net income attributable to common stockholders															1,124

Capital expenditures	129	399	528	152		25	177	1,444		46	43	88	107		2,433

Six Months Ended June 30, 2024
Revenues:
Unaffiliated customers	$50	$50	$100	$1,901		$462	$2,363	$4,833		$—	$3,182	$1,571	$896	[a]	$12,945
Intersegment	1,127	1,811	2,938	284		—	284	260		283	21	2	(3,788)		—
Production and delivery	897	1,478	2,375	1,282	[c]	351	1,633	1,533		253	3,179	1,509	(2,763)	[e]	7,719
Depreciation, depletion and amortization	93	125	218	189		33	222	583		32	2	14	33		1,104
Selling, general and administrative expenses	1	1	2	4		—	4	61		—	—	15	185		267
Exploration and research expenses	9	17	26	6		3	9	6		—	—	—	36		77
Environmental obligations and shutdown costs	—	—	—	—		—	—	—		—	—	—	95		95
Operating income (loss)	177	240	417	704		75	779	2,910		(2)	22	35	(478)		3,683
Interest expense, net	—	1	1	10		—	10	7		—	—	18	141		177
Other (expense) income, net	—	(1)	(1)	16		13	29	68		—	—	8	94		198
Provision for (benefit from) income taxes	—	—	—	282		35	317	899	[f]	—	—	(12)	62		1,266
Equity in affiliated companies’ net earnings	—	—	—	—		—	—	1		—	—	—	3		4
Net income attributable to noncontrolling interests	—	—	—	218		36	254	1,063	[f]	—	—	—	36		1,353
Net income attributable to common stockholders															1,089

Capital expenditures	91	389	480	127		45	172	1,490		63	16	60	89		2,370
XII

FREEPORT
BUSINESS SEGMENTS (continued)
a.Includes revenues from FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the U.S. copper mines and South America operations.
b.Represents a volume adjustment on concentrate shipped to Atlantic Copper in a prior period.
c.Includes nonrecurring charges totaling $65 million associated with labor-related charges at Cerro Verde.
d.Includes charges totaling $73 million associated with maintenance turnaround costs at the Miami smelter.
e.Includes oil and gas charges totaling $105 million primarily associated with assumed abandonment obligations (and related adjustments) resulting from bankruptcies of other companies.
f.Includes a net benefit to income taxes totaling $182 million associated with the closure of PTFI’s 2021 corporate income tax audit and resolution of the framework for Indonesia disputed tax matters. FCX's economic and ownership interest in PTFI is 48.76% except for net income associated with the settlement of these historical tax matters, which was attributed based on the economics prior to January 1, 2023 (i.e., approximately 81% to FCX and 19% to MIND ID).

PRODUCT REVENUES AND PRODUCTION COSTS

FCX believes unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit (loss) per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX’s management and Board of Directors to monitor FCX’s mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, net which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as ARO accretion and other adjustments, inventory write-offs and adjustments, stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, operational readiness and startup costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX’s consolidated financial statements.
XIII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

United States Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2025
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,485		$1,485	$171	$51	$1,707
Site production and delivery, before net noncash and other costs shown below	1,063		942	131	40	1,113
By-product credits	(171)		—	—	—	—
Treatment charges	47		45	—	2	47
Net cash costs	939		987	131	42	1,160
Depreciation, depletion and amortization (DD&A)	118		105	10	3	118
Noncash and other costs, net	50	[c]	46	4	—	50
Total costs	1,107		1,138	145	45	1,328
Other revenue adjustments, primarily for pricing on prior period open sales	2		2	—	(1)	1
Gross profit	$380		$349	$26	$5	$380

Copper sales (millions of recoverable pounds)	309		309
Molybdenum sales (millions of recoverable pounds)[a]				9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.81		$4.81	$19.87
Site production and delivery, before net noncash and other costs shown below	3.44		3.05	15.24
By-product credits	(0.55)		—	—
Treatment charges	0.15		0.15	—
Unit net cash costs	3.04		3.20	15.24
DD&A	0.38		0.34	1.16
Noncash and other costs, net	0.16	[c]	0.15	0.45
Total unit costs	3.58		3.69	16.85
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01	—
Gross profit per pound	$1.24		$1.13	$3.02

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,707		$1,113	$118
Treatment charges	(3)		44	—
Noncash and other costs, net	—		50	—
Other revenue adjustments, primarily for pricing on prior period open sales	1		—	—
Eliminations and other	9		7	—
U.S. copper mines	1,714		1,214	118
Other mining[d]	7,377		4,504	536
Corporate, other & eliminations	(1,509)		(1,436)	14
As reported in FCX’s consolidated financial statements	$7,582		$4,282	$668

a.Reflects sales of molybdenum produced by certain of the U.S. copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $26 million ($0.09 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.
XIV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

United States Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,357		$1,357	$130	$42	$1,529
Site production and delivery, before net noncash and other costs shown below	1,022		925	110	33	1,068
By-product credits	(126)		—	—	—	—
Treatment charges	40		38	—	2	40
Net cash costs	936		963	110	35	1,108
DD&A	106		96	8	2	106
Noncash and other costs, net	37	[c]	34	2	1	37
Total costs	1,079		1,093	120	38	1,251
Other revenue adjustments, primarily for pricing on prior period open sales	3		3	—	—	3
Gross profit	$281		$267	$10	$4	$281

Copper sales (millions of recoverable pounds)	293		293
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.63		$4.63	$19.97
Site production and delivery, before net noncash and other costs shown below	3.48		3.15	16.87
By-product credits	(0.43)		—	—
Treatment charges	0.14		0.13	—
Unit net cash costs	3.19		3.28	16.87
DD&A	0.36		0.33	1.21
Noncash and other costs, net	0.13	[c]	0.12	0.33
Total unit costs	3.68		3.73	18.41
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01	—
Gross profit per pound	$0.96		$0.91	$1.56

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,529		$1,068	$106
Treatment charges	—		40	—
Noncash and other costs, net	—		37	—
Other revenue adjustments, primarily for pricing on prior period open sales	3		—	—
Eliminations and other	4		6	—
U.S. copper mines	1,536		1,151	106
Other mining[d]	6,521		4,217	386
Corporate, other & eliminations	(1,433)		(1,493)	17
As reported in FCX’s consolidated financial statements	$6,624		$3,875	$509

a.Reflects sales of molybdenum produced by certain of the U.S. copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $14 million ($0.05 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.
XV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

United States Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2025
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$2,902		$2,902	$326	$91	$3,319
Site production and delivery, before net noncash and other costs shown below	2,133		1,894	262	73	2,229
By-product credits	(322)		—	—	—	—
Treatment charges	85		81	—	4	85
Net cash costs	1,896		1,975	262	77	2,314
DD&A	242		217	20	5	242
Noncash and other costs, net	89	[c]	82	6	1	89
Total costs	2,227		2,274	288	83	2,645
Other revenue adjustments, primarily for pricing on prior period open sales	4		4	—	1	5
Gross profit	$679		$632	$38	$9	$679

Copper sales (millions of recoverable pounds)	616		616
Molybdenum sales (millions of recoverable pounds)[a]				17

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.71		$4.71	$20.00
Site production and delivery, before net noncash and other costs shown below	3.46		3.07	16.09
By-product credits	(0.52)		—	—
Treatment charges	0.14		0.13	—
Unit net cash costs	3.08		3.20	16.09
DD&A	0.39		0.35	1.21
Noncash and other costs, net	0.14	[c]	0.14	0.38
Total unit costs	3.61		3.69	17.68
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01	—
Gross profit per pound	$1.11		$1.03	$2.32

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$3,319		$2,229	$242
Treatment charges	(8)		77	—
Noncash and other costs, net	—		89	—
Other revenue adjustments, primarily for pricing on prior period open sales	5		—	—
Eliminations and other	28		31	—
U.S. copper mines	3,344		2,426	242
Other mining[d]	12,887		8,348	867
Corporate, other & eliminations	(2,921)		(2,736)	25
As reported in FCX’s consolidated financial statements	$13,310		$8,038	$1,134

a.Reflects sales of molybdenum produced by certain of the U.S. copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $40 million ($0.07 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.

XVI

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

United States Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues	$2,676		$2,676	$265	$81	$3,022
Site production and delivery, before net noncash and other costs shown below	2,096		1,898	226	65	2,189
By-product credits	(253)		—	—	—	—
Treatment charges	83		80	—	3	83
Net cash costs	1,926		1,978	226	68	2,272
DD&A	217		197	17	3	217
Noncash and other costs, net	82	[c]	76	5	1	82
Total costs	2,225		2,251	248	72	2,571
Gross profit	$451		$425	$17	$9	$451

Copper sales (millions of recoverable pounds)	626		626
Molybdenum sales (millions of recoverable pounds)[a]				14

Gross profit per pound of copper/molybdenum:

Revenues	$4.28		$4.28	$19.18
Site production and delivery, before net noncash and other costs shown below	3.35		3.03	16.35
By-product credits	(0.40)		—	—
Treatment charges	0.13		0.13	—
Unit net cash costs	3.08		3.16	16.35
DD&A	0.35		0.32	1.22
Noncash and other costs, net	0.13	[c]	0.12	0.39
Total unit costs	3.56		3.60	17.96
Gross profit per pound	$0.72		$0.68	$1.22

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$3,022		$2,189	$217
Treatment charges	(2)		81	—
Noncash and other costs, net	—		82	—
Eliminations and other	18		23	1
U.S. copper mines	3,038		2,375	218
Other mining[d]	12,799		8,107	853
Corporate, other & eliminations	(2,892)		(2,763)	33
As reported in FCX’s consolidated financial statements	$12,945		$7,719	$1,104

a.Reflects sales of molybdenum produced by certain of the U.S. copper mines to FCX’s molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $30 million ($0.05 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.
XVII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2025
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,184		$1,184	$115	$1,299
Site production and delivery, before net noncash and other costs shown below	732		672	76	748
By-product credits	(98)		—	—	—
Treatment charges	16		16	—	16
Royalty on metals	2		2	—	2
Net cash costs	652		690	76	766
DD&A	113		103	10	113
Noncash and other costs, net	21	[b]	20	1	21
Total costs	786		813	87	900
Other revenue adjustments, primarily for pricing on prior period open sales	(19)		(19)	(1)	(20)
Gross profit	$379		$352	$27	$379

Copper sales (millions of recoverable pounds)	265		265

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.47		$4.47
Site production and delivery, before net noncash and other costs shown below	2.76		2.53
By-product credits	(0.37)		—
Treatment charges	0.06		0.06
Royalty on metals	0.01		0.01
Unit net cash costs	2.46		2.60
DD&A	0.42		0.39
Noncash and other costs, net	0.08	[b]	0.08
Total unit costs	2.96		3.07
Other revenue adjustments, primarily for pricing on prior period open sales	(0.07)		(0.07)
Gross profit per pound	$1.44		$1.33

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,299		$748	$113
Treatment charges	(16)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		21	—
Other revenue adjustments, primarily for pricing on prior period open sales	(20)		—	—
Eliminations and other	—		(1)	—
South America operations	1,261		768	113
Other mining[c]	7,830		4,950	541
Corporate, other & eliminations	(1,509)		(1,436)	14
As reported in FCX’s consolidated financial statements	$7,582		$4,282	$668

a.Includes silver sales of 0.8 million ounces ($36.01 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $18 million ($0.07 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.

XVIII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,326		$1,326	$147	$1,473
Site production and delivery, before net noncash and other costs shown below	828	[b]	754	88	842
By-product credits	(136)		—	—	—
Treatment charges	48		48	—	48
Royalty on metals	3		2	1	3
Net cash costs	743		804	89	893
DD&A	114		102	12	114
Noncash and other costs, net	19	[c]	19	—	19
Total costs	876		925	101	1,026
Other revenue adjustments, primarily for pricing on prior period open sales	87		87	3	90
Gross profit	$537		$488	$49	$537

Copper sales (millions of recoverable pounds)	302		302

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.39		$4.39
Site production and delivery, before net noncash and other costs shown below	2.74	[b]	2.49
By-product credits	(0.45)		—
Treatment charges	0.16		0.16
Royalty on metals	0.01		0.01
Unit net cash costs	2.46		2.66
DD&A	0.38		0.34
Noncash and other costs, net	0.06	[c]	0.06
Total unit costs	2.90		3.06
Other revenue adjustments, primarily for pricing on prior period open sales	0.29		0.29
Gross profit per pound	$1.78		$1.62

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,473		$842	$114
Treatment charges	(48)		—	—
Royalty on metals	(3)		—	—
Noncash and other costs, net	—		19	—
Other revenue adjustments, primarily for pricing on prior period open sales	90		—	—
Eliminations and other	(1)		(1)	—
South America operations	1,511		860	114
Other mining[d]	6,546		4,508	378
Corporate, other & eliminations	(1,433)		(1,493)	17
As reported in FCX’s consolidated financial statements	$6,624		$3,875	$509

a.Includes silver sales of 0.9 million ounces ($29.63 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $65 million ($0.22 per pound of copper) associated with labor-related charges at Cerro Verde associated with a new CLA.
c.Includes charges totaling $12 million ($0.04 per pound of copper) for feasibility studies.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.
XIX

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2025
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$2,371		$2,371	$250	$2,621
Site production and delivery, before net noncash and other costs shown below	1,491		1,360	163	1,523
By-product credits	(220)		—	—	—
Treatment charges	36		36	—	36
Royalty on metals	3		3	—	3
Net cash costs	1,310		1,399	163	1,562
DD&A	225		203	22	225
Noncash and other costs, net	35	[b]	34	1	35
Total costs	1,570		1,636	186	1,822
Other revenue adjustments, primarily for pricing on prior period open sales	54		54	2	56
Gross profit	$855		$789	$66	$855

Copper sales (millions of recoverable pounds)	540		540

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.39		$4.39
Site production and delivery, before net noncash and other costs shown below	2.76		2.51
By-product credits	(0.41)		—
Treatment charges	0.07		0.07
Royalty on metals	0.01		0.01
Unit net cash costs	2.43		2.59
DD&A	0.42		0.38
Noncash and other costs, net	0.06	[b]	0.06
Total unit costs	2.91		3.03
Other revenue adjustments, primarily for pricing on prior period open sales	0.10		0.10
Gross profit per pound	$1.58		$1.46

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,621		$1,523	$225
Treatment charges	(36)		—	—
Royalty on metals	(3)		—	—
Noncash and other costs, net	—		35	—
Other revenue adjustments, primarily for pricing on prior period open sales	56		—	—
Eliminations and other	(1)		(2)	(1)
South America operations	2,637		1,556	224
Other mining[c]	13,594		9,218	885
Corporate, other & eliminations	(2,921)		(2,736)	25
As reported in FCX’s consolidated financial statements	$13,310		$8,038	$1,134

a.Includes silver sales of 1.6 million ounces ($34.54 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes charges totaling $33 million ($0.06 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.

XX

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Operations Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2024
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$2,499		$2,499	$219	$2,718
Site production and delivery, before net noncash and other costs shown below	1,571	[b]	1,456	142	1,598
By-product credits	(192)		—	—	—
Treatment charges	99		99	—	99
Royalty on metals	4		4	—	4
Net cash costs	1,482		1,559	142	1,701
DD&A	222		204	18	222
Noncash and other costs, net	37	[c]	36	1	37
Total costs	1,741		1,799	161	1,960
Other revenue adjustments, primarily for pricing on prior period open sales	32		32	—	32
Gross profit	$790		$732	$58	$790

Copper sales (millions of recoverable pounds)	586		586

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.27		$4.27
Site production and delivery, before net noncash and other costs shown below	2.68	[b]	2.48
By-product credits	(0.33)		—
Treatment charges	0.17		0.17
Royalty on metals	0.01		0.01
Unit net cash costs	2.53		2.66
DD&A	0.38		0.35
Noncash and other costs, net	0.06	[c]	0.06
Total unit costs	2.97		3.07
Other revenue adjustments, primarily for pricing on prior period open sales	0.05		0.05
Gross profit per pound	$1.35		$1.25

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,718		$1,598	$222
Treatment charges	(99)		—	—
Royalty on metals	(4)		—	—
Noncash and other costs, net	—		37	—
Other revenue adjustments, primarily for pricing on prior period open sales	32		—	—
Eliminations and other	—		(2)	—
South America operations	2,647		1,633	222
Other mining[d]	13,190		8,849	849
Corporate, other & eliminations	(2,892)		(2,763)	33
As reported in FCX’s consolidated financial statements	$12,945		$7,719	$1,104

a.Includes silver sales of 1.8 million ounces ($28.49 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX’s molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $65 million ($0.11 per pound of copper) associated with labor-related charges at Cerro Verde associated with a new CLA.
c.Includes charges totaling $23 million ($0.04 per pound of copper) for feasibility studies.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.

XXI

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended June 30, 2025
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,953		$1,953		$1,708	$49	$3,710
Site production and delivery, before net noncash and other costs shown below	960		505		442	13	960
By-product credits	(1,765)		—		—	—	—
Treatment charges	88		46		41	1	88
Export duties	146		77		66	3	146
Royalty on metals	133		70		62	1	133
Net cash (credits) costs	(438)		698		611	18	1,327
DD&A	389		205		179	5	389
Noncash and other costs, net	78	[b]	41		36	1	78
Total costs	29		944		826	24	1,794
Other revenue adjustments, primarily for pricing on prior period open sales	(21)		(21)		9	(1)	(13)
Gross profit	$1,903		$988		$891	$24	$1,903

Copper sales (millions of recoverable pounds)	443		443
Gold sales (thousands of recoverable ounces)					518

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.40		$4.40		$3,290
Site production and delivery, before net noncash and other costs shown below	2.17		1.14		854
By-product credits	(3.98)		—		—
Treatment charges	0.19		0.11		77
Export duties	0.33		0.17		128
Royalty on metals	0.30		0.16		120
Unit net cash (credits) costs	(0.99)		1.58		1,179
DD&A	0.88		0.46		346
Noncash and other costs, net	0.18	[b]	0.09		70
Total unit costs	0.07		2.13		1,595
Other revenue adjustments, primarily for pricing on prior period open sales	(0.05)		(0.05)		26
Gross profit per pound/ounce	$4.28		$2.22		$1,721

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$3,710		$960		$389
Treatment charges	(2)		86	[c]	—
Export duties	(146)		—		—
Royalty on metals	(133)		—		—
Noncash and other costs, net	—		78		—
Other revenue adjustments, primarily for pricing on prior period open sales	(13)		—		—
Eliminations and other	1		—		—
Indonesia operations	3,417		1,124		389
Other mining[d]	5,674		4,594		265
Corporate, other & eliminations	(1,509)		(1,436)		14
As reported in FCX’s consolidated financial statements	$7,582		$4,282		$668

a.Includes silver sales of 1.1 million ounces ($34.47 per ounce average realized price).
b.Includes charges totaling $58 million ($0.13 per pound of copper) for operational readiness and startup costs associated with PTFI’s new downstream processing facilities, $8 million ($0.02 per pound of copper) for an impairment charge, $7 million ($0.02 per pound of copper) of remediation costs for PTFI’s new smelter that were not offset by recovery under a construction insurance program, and $4 million ($0.01 per pound of copper) for feasibility and optimization studies.
c.Primarily represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.

XXII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended June 30, 2024
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$1,495		$1,495		$818	$42	$2,355
Site production and delivery, before net noncash and other costs shown below	536		340		186	10	536
By-product credits	(895)		—		—	—	—
Treatment charges	123		78		43	2	123
Export duties	75		48		26	1	75
Royalty on metals	90		57		32	1	90
Net cash (credits) costs	(71)		523		287	14	824
DD&A	248		158		86	4	248
Noncash and other costs, net	64	[b]	40		22	2	64
Total costs	241		721		395	20	1,136
Other revenue adjustments, primarily for pricing on prior period open sales	93		93		31	4	128
Gross profit	$1,347		$867		$454	$26	$1,347

Copper sales (millions of recoverable pounds)	337		337
Gold sales (thousands of recoverable ounces)					356

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.44		$4.44		$2,299
Site production and delivery, before net noncash and other costs shown below	1.59		1.01		523
By-product credits	(2.66)		—		—
Treatment charges	0.36		0.23		119
Export duties	0.23		0.14		74
Royalty on metals	0.27		0.17		90
Unit net cash (credits) costs	(0.21)		1.55		806
DD&A	0.74		0.47		242
Noncash and other costs, net	0.19	[b]	0.12		62
Total unit costs	0.72		2.14		1,110
Other revenue adjustments, primarily for pricing on prior period open sales	0.28		0.28		86
Gross profit per pound/ounce	$4.00		$2.58		$1,275

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$2,355		$536		$248
Treatment charges	(50)		73	[c]	—
Export duties	(75)		—		—
Royalty on metals	(90)		—		—
Noncash and other costs, net	—		64		—
Other revenue adjustments, primarily for pricing on prior period open sales	128		—		—
Eliminations and other	—		(1)		—
Indonesia operations	2,268		672		248
Other mining[d]	5,789		4,696		244
Corporate, other & eliminations	(1,433)		(1,493)		17
As reported in FCX’s consolidated financial statements	$6,624		$3,875		$509

a.Includes silver sales of 1.3 million ounces ($28.70 per ounce average realized price).
b.Includes charges totaling $34 million ($0.10 per pound of copper) related to the reversal of previously capitalized land lease depreciation, which related to prior years. Also, includes charges totaling $20 million ($0.06 per pound of copper) for operational readiness and startup costs associated with PTFI’s new downstream processing facilities.
c.Represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.
XXIII

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Six Months Ended June 30, 2025
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$3,190		$3,190		$2,101	$70	$5,361
Site production and delivery, before net noncash and other costs shown below	1,392		828		546	18	1,392
By-product credits	(2,188)		—		—	—	—
Treatment charges	144		86		56	2	144
Export duties	202		119		79	4	202
Royalty on metals	199		118		80	1	199
Net cash (credits) costs	(251)		1,151		761	25	1,937
DD&A	575		342		225	8	575
Noncash and other costs, net	175	[b]	104		69	2	175
Total costs	499		1,597		1,055	35	2,687
Other revenue adjustments, primarily for pricing on prior period open sales	19		19		16	1	36
Gross profit	$2,710		$1,612		$1,062	$36	$2,710

Copper sales (millions of recoverable pounds)	733		733
Gold sales (thousands of recoverable ounces)					643

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.35		$4.35		$3,260
Site production and delivery, before net noncash and other costs shown below	1.90		1.13		848
By-product credits	(2.98)		—		—
Treatment charges	0.19		0.12		87
Export duties	0.28		0.16		123
Royalty on metals	0.27		0.16		125
Unit net cash (credits) costs	(0.34)		1.57		1,183
DD&A	0.78		0.47		350
Noncash and other costs, net	0.24	[b]	0.14		107
Total unit costs	0.68		2.18		1,640
Other revenue adjustments, primarily for pricing on prior period open sales	0.03		0.03		31
Gross profit per pound/ounce	$3.70		$2.20		$1,651

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$5,361		$1,392		$575
Treatment charges	(9)		135	[c]	—
Export duties	(202)		—		—
Royalty on metals	(199)		—		—
Noncash and other costs, net	—		175		—
Other revenue adjustments, primarily for pricing on prior period open sales	36		—		—
Indonesia operations	4,987		1,702		575
Other mining[d]	11,244		9,072		534
Corporate, other & eliminations	(2,921)		(2,736)		25
As reported in FCX’s consolidated financial statements	$13,310		$8,038		$1,134

a.Includes silver sales of 1.5 million ounces ($33.78 per ounce average realized price).
b.Includes charges totaling $102 million ($0.14 per pound of copper) for operational readiness and startup costs associated with PTFI’s new downstream processing facilities, $30 million ($0.04 per pound of copper) of remediation costs for PTFI’s new smelter that were not offset by recovery under a construction insurance program, $24 million ($0.03 per pound of copper) related to the reversal of previously capitalized land lease costs at PTFI’s new downstream processing facilities, $9 million ($0.01 per pound of copper) for feasibility and optimization studies, and $8 million ($0.01 per pound of copper) for an impairment charge. These charges were partly offset by a credit of $11 million ($0.01 per pound of copper) related to ARO adjustments.
c.Primarily represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.
XXIV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Operations Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Six Months Ended June 30, 2024
(In millions)			Co-Product Method
	By-Product Method		Copper		Gold	Silver & Other[a]	Total
Revenues, excluding adjustments	$3,512		$3,512		$2,056	$102	$5,670
Site production and delivery, before net noncash and other costs shown below	1,289		799		467	23	1,289
By-product credits	(2,152)		—		—	—	—
Treatment charges	295		183		107	5	295
Export duties	231		143		84	4	231
Royalty on metals	209		128		78	3	209
Net cash (credits) costs	(128)		1,253		736	35	2,024
DD&A	583		361		212	10	583
Noncash and other costs, net	87	[b]	54		31	2	87
Total costs	542		1,668		979	47	2,694
Other revenue adjustments, primarily for pricing on prior period open sales	7		7		(5)	(1)	1
Gross profit	$2,977		$1,851		$1,072	$54	$2,977

Copper sales (millions of recoverable pounds)	830		830
Gold sales (thousands of recoverable ounces)					920

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.23		$4.23		$2,236
Site production and delivery, before net noncash and other costs shown below	1.55		0.96		508
By-product credits	(2.59)		—		—
Treatment charges	0.36		0.22		116
Export duties	0.28		0.17		91
Royalty on metals	0.25		0.16		85
Unit net cash (credits) costs	(0.15)		1.51		800
DD&A	0.70		0.43		230
Noncash and other costs, net	0.10	[b]	0.07		34
Total unit costs	0.65		2.01		1,064
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01		(7)
Gross profit per pound/ounce	$3.59		$2.23		$1,165

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery		DD&A
Totals presented above	$5,670		$1,289		$583
Treatment charges	(138)		157	[c]	—
Export duties	(231)		—		—
Royalty on metals	(209)		—		—
Noncash and other costs, net	—		87		—
Other revenue adjustments, primarily for pricing on prior period open sales	1		—		—
Indonesia operations	5,093		1,533		583
Other mining[d]	10,744		8,949		488
Corporate, other & eliminations	(2,892)		(2,763)		33
As reported in FCX’s consolidated financial statements	$12,945		$7,719		$1,104

a.Includes silver sales of 3.4 million ounces ($26.76 per ounce average realized price).
b.Includes charges totaling $34 million ($0.04 per pound of copper) related to the reversal of previously capitalized land lease depreciation, which related to prior years. Also, includes charges totaling $35 million ($0.04 per pound of copper) for operational readiness and startup costs associated with PTFI’s new downstream processing facilities.
c.Represents tolling costs paid to PT Smelting.
d.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X.
XXV

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended June 30,
(In millions)	2025	2024

Revenues, excluding adjustments[a]	$189	$144
Site production and delivery, before net noncash and other costs shown below	122	129
Treatment charges and other	9	6
Net cash costs	131	135
DD&A	26	16
Noncash and other costs, net	6	5
Total costs	163	156
Gross profit (loss)	$26	$(12)

Molybdenum sales (millions of recoverable pounds)[a]	9	7

Gross profit (loss) per pound of molybdenum:

Revenues, excluding adjustments[a]	$20.52	$20.71
Site production and delivery, before net noncash and other costs shown below	13.20	18.53
Treatment charges and other	1.00	0.88
Unit net cash costs	14.20	19.41
DD&A	2.83	2.30
Noncash and other costs, net	0.64	0.71
Total unit costs	17.67	22.42
Gross profit (loss) per pound	$2.85	$(1.71)

Reconciliation to Amounts Reported
		Production
Three Months Ended June 30, 2025	Revenues	and Delivery	DD&A
Totals presented above	$189	$122	$26
Treatment charges and other	(9)	—	—
Noncash and other costs, net	—	6	—
Molybdenum mines	180	128	26
Other mining[b]	8,911	5,590	628
Corporate, other & eliminations	(1,509)	(1,436)	14
As reported in FCX’s consolidated financial statements	$7,582	$4,282	$668

Three Months Ended June 30, 2024
Totals presented above	$144	$129	$16
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	5	—
Molybdenum mines	138	134	16
Other mining[b]	7,919	5,234	476
Corporate, other & eliminations	(1,433)	(1,493)	17
As reported in FCX’s consolidated financial statements	$6,624	$3,875	$509

a.Reflects sales of the Molybdenum mines’ production to FCX’s molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX’s consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X. Also includes amounts associated with FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the U.S. copper mines and South America operations.
XXVI

FREEPORT
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Six Months Ended June 30,
(In millions)	2025	2024

Revenues, excluding adjustments[a]	$375	$296
Site production and delivery, before net noncash and other costs shown below	238	245
Treatment charges and other	18	13
Net cash costs	256	258
DD&A	52	32
Noncash and other costs, net	12	8
Total costs	320	298
Gross profit (loss)	$55	$(2)

Molybdenum sales (millions of recoverable pounds)[a]	18	15

Gross profit (loss) per pound of molybdenum:

Revenues, excluding adjustments[a]	$20.43	$20.05
Site production and delivery, before net noncash and other costs shown below	12.95	16.63
Treatment charges and other	1.01	0.87
Unit net cash costs	13.96	17.50
DD&A	2.83	2.19
Noncash and other costs, net	0.63	0.51
Total unit costs	17.42	20.20
Gross profit (loss) per pound	$3.01	$(0.15)

Reconciliation to Amounts Reported

		Production
Six Months Ended June 30, 2025	Revenues	and Delivery	DD&A
Totals presented above	$375	$238	$52
Treatment charges and other	(18)	—	—
Noncash and other costs, net	—	12	—
Molybdenum mines	357	250	52
Other mining[b]	15,874	10,524	1,057
Corporate, other & eliminations	(2,921)	(2,736)	25
As reported in FCX’s consolidated financial statements	$13,310	$8,038	$1,134

Six Months Ended June 30, 2024
Totals presented above	$296	$245	$32
Treatment charges and other	(13)	—	—
Noncash and other costs, net	—	8	—
Molybdenum mines	283	253	32
Other mining[b]	15,554	10,229	1,039
Corporate, other & eliminations	(2,892)	(2,763)	33
As reported in FCX’s consolidated financial statements	$12,945	$7,719	$1,104

a.Reflects sales of the Molybdenum mines’ production to FCX’s molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX’s consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX’s other mining operations as presented in “Business Segments,” beginning on page X. Also includes amounts associated with FCX’s molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the U.S. copper mines and South America operations.
XXVII